PROSPECTUS SUPPLEMENT                                 EXHIBIT 99.1
(To Prospectus dated October 25, 2004)                REGISTRATION NO. 333-95807




                                     [LOGO]



                        1,000,000,000 Depositary Receipts
                            Telecom HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Telecom HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                         Primary
                                                           Share         Trading
       Name of Company (1)                    Ticker      Amounts        Market
------------------------------------------   -------    -----------   ----------
ALLTEL Corp.                                    AT           2             NYSE
AT&T Corp.                                      T            5             NYSE
BCE Inc.                                       BCE           5             NYSE
BellSouth Corp.                                BLS           15            NYSE
CenturyTel, Inc.                               CTL           1             NYSE
Cincinnati Bell Incorporated                   CBB           2             NYSE
Level 3 Communications, Inc.                   LVLT          3            NASDAQ
Qwest Communications International Inc.         Q         12.91728         NYSE
SBC Communications Inc.                        SBC           27            NYSE
Sprint Nextel Corporation(1)                    S       16.60501308        NYSE
Telephone and Data Systems, Inc.               TDS           1             AMEX
Telephone and Data Systems, Inc. - Special    TDS.S          1             AMEX
Common Shares(1)
Verizon Communications                          VZ         21.76           NYSE

-------------------

(1) Sprint Corporation (NYSE: "FON"), an underlying constituent of the Telecom HOLDRS Trust, changed its name to Sprint Nextel Corporation (NYSE: "S") on August 12, 2005. As a result of the merger of Nextel Communication (NASDAQ:
     "NXTL") and Sprint Nextel Corporation, two of the constituents of the Wireless HOLDRS Trust, Nextel Communication will no longer be an underlying security of the Telecom HOLDRS Trust. For the 6 shares of Nextel Communication per 100 shares round lot of Telecom HOLDRS, The Bank of New York received 7.60501308 shares of Sprint Nextel Corporation and $5.0777518 in cash. The Bank of New York distributed the cash at a rate of $0.050777 per depositary share of Telecom HOLDRS on August 25, 2005. Furthermore, effective August 18, 2005, 16.60501308 shares of Sprint Nextel Corporation will be required for creations or cancellations of per 100 share round lot of Telecom HOLDRS.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2005.